Exhibit 10.1

SIXTH AMENDMENT TO REVOLVING CREDIT, TERM LOAN

AND SECURITY AGREEMENT

This Sixth Amendment to Revolving Credit, Term Loan and Security Agreement (the “Amendment”) is made this 10th day of March, 2016 by and among EVINE Live Inc., a Minnesota corporation (“Evine”); ValueVision Interactive, Inc., a Minnesota corporation; VVI Fulfillment Center, Inc., a Minnesota corporation; ValueVision Media Acquisitions, Inc., a Delaware corporation; ValueVision Retail, Inc., a Delaware corporation, and Norwell Television, LLC, a Delaware limited liability company (each a “Borrower”, and collectively “Borrowers”); the financial institutions which are now or which hereafter become a party thereto as lenders (the “Lenders”) and PNC Bank, National Association (“PNC”), as agent for Lenders (PNC, in such capacity, the “Agent”).

BACKGROUND

A.          On February 9, 2012, Borrowers, Lenders and Agent entered into, inter alia, that certain Revolving Credit, Term Loan and Security Agreement (as same has been or may be amended, modified, renewed, extended, replaced or substituted from time to time, the “Loan Agreement”) to reflect certain financing arrangements between the parties thereto. The Loan Agreement and all other documents executed in connection therewith to the date hereof are collectively referred to as the “Existing Financing Agreements.” All capitalized terms not otherwise defined herein shall have the meaning ascribed thereto in the Loan Agreement.

B.           The Borrowers have informed the Agent and the Lenders of their intention to enter into a Term Loan Credit and Security Agreement with GACP Finance Co., LLC, as agent, and each lender party thereto (collectively, the “GACP Term Loan Lender”) in an amount not to exceed $17,000,000 and to grant GACP Term Loan Lenders a security interest in certain Collateral of the Borrowers (the “GACP Term Loan Debt”).

C.           The Borrowers have requested and the Agent and the Lenders have agreed to amend certain terms and provisions contained in the Loan Agreement and to consent to the Term Loan Debt, subject to the terms and conditions of this Amendment.

NOW, THEREFORE, with the foregoing background hereinafter deemed incorporated by reference herein and made part hereof, the parties hereto, intending to be legally bound, promise and agree as follows:

1.           Consent to Term Loan Debt. Notwithstanding anything to the contrary in the Loan Agreement, including Sections 7.2 and 7.8 thereof, Agent and Lenders hereby consent to the Term Loan Debt and the granting of a security interest in certain Collateral of the Borrowers; provided, however, that Agent shall have received (i) each material Term Loan Debt document in form and substance reasonably satisfactory to Agent and (ii) entered into an intercreditor agreement with GACP Term Loan Lenders in form and substance reasonably satisfactory to Agent.

2.           Amendment. Upon the Effective Date, the Loan Agreement shall be amended as follows:

(a)          Section 1.2 of the Loan Agreement shall be amended by adding the following defined terms in their appropriate alphabetical order:

“GACP Agent” shall mean GACP Finance Co., LLC, as Agent, and each of the Lenders (as defined in the GACP Loan Documents).

“GACP Loan Documents” shall mean the Term Loan Credit and Security Agreement (“GACP Loan Agreement”) by and among Borrowers and the GACP Term Loan Lenders, dated as of March 10, 2016 and the Other Documents (as defined in the GACP Loan Agreement), in each case, as amended, modified, supplemented, restated, replaced, refinanced, renewed, extended or otherwise changed in accordance with the Intercreditor Agreement.

“GACP Term Loan Lender” shall mean GACP Agent, and each of the Lenders (as defined in the GACP Loan Documents) and any other holder of the GACP Term Loan under the GACP Loan Documents.

“GACP Term Loan” shall mean the loan and Indebtedness evidenced by the GACP Loan Documents.

“Intercreditor Agreement” shall mean the Intercreditor Agreement dated as of March 10,2016 among Agent, Borrowers and GACP Agent, as further amended in accordance with its terms and the terms of this Agreement.

“PNC Credit Priority Collateral” shall have the meaning assigned to it in the Intercreditor Agreement.

“Revolving Applicable Margin” shall mean (a) prior to the Revolving Adjustment Date (as defined below) an amount equal to three percent (3%) for Revolving Advances consisting of Domestic Rate Loans and an amount equal to four percent (4%) for Revolving Advances consisting of Eurodollar Rate Loans, and (b) on and after the first Revolving Adjustment Date, (i) for the fiscal quarters April 30, 2016, July 31, 2016, October 31, 2016 and January 31, 2017, upon receipt of the quarterly financial statements of Borrowers on a Consolidated Basis and related Compliance Certificate required under Section 9.8 for the most recently ended fiscal quarter and (ii) thereafter, upon receipt of the quarterly financial statements of Borrowers on a Consolidated Basis and related Compliance Certificate required under Section 9.8 for the fiscal quarters ending January 31 and July 31 of each year (such first day of the applicable fiscal month after the quarterly financial statements are due under Section 9.8, a “Revolving Adjustment Date”), the Revolving Applicable Margin for each type of Revolving Advance shall be adjusted, if necessary, to the applicable percent per annum set forth in the pricing table below corresponding to the TTM EBITDA for the trailing four quarter period ending on the last day of the most recently completed fiscal quarter prior to the applicable Revolving Adjustment Date:

2

TTM EBITDA	APPLICABLE MARGINS FOR DOMESTIC RATE LOANS	APPLICABLE MARGINS FOR EURODOLLAR RATE LOANS
	Revolving Advances	Revolving Advances
Greater than or equal to $20,000,000	2.0%	3.0%
Greater than or equal to $15,000,000 but less than $20,000,000	2.5%	3.5%
Greater than or equal to $9,000,000 but less than $15,000,000	3.0%	4.0%
Less than $9,000,000	3.5%	4.5%

If Borrowers shall fail to deliver the financial statements, certificates and/or other information required under Section 9.8 by the date required pursuant to such section, each Revolving Applicable Margin shall be conclusively presumed to equal the highest Revolving Applicable Margin specified in the pricing table set forth above until the date of delivery of such financial statements, certificates and/or other information, at which time the rate will be adjusted based upon the TTM EBITDA reflected in such statements. Notwithstanding anything to the contrary contained herein, Agent shall have the right upon the occurrence of any Event of Default and during the continuance thereof, to increase each Revolving Applicable Margin to equal the highest Revolving Applicable Margin specified in the pricing table set forth above and shall continue at such highest Revolving Applicable Margin until the date (if any) on which such Event of Default shall be cured or waived in accordance with the provisions of this Agreement, at which time the rate will be adjusted based upon the TTM EBITDA reflected on the most recently delivered financial statements and Compliance Certificate delivered by Borrowers to Agent pursuant to Section 9.8. Any increase in interest rates payable by Borrowers under this Agreement and the Other Documents pursuant to the provisions of the foregoing sentence shall be in addition to and independent of any increase in such interest rates resulting from the occurrence of any Event of Default (including, if applicable, any Event of Default arising from a breach of Section 9.8) and/or the effectiveness of the Default Rate provisions of Section 3.1 hereof.

3

If, as a result of any restatement of, or other adjustment to, the financial statements of Borrowers on a Consolidated Basis or for any other reason, Agent determines that (a) the TTM EBITDA as previously calculated as of any applicable date for any applicable period was inaccurate, and (b) a proper calculation of the TTM EBITDA for any such period would have resulted in different pricing for such period, then (i) if the proper calculation of the TTM EBITDA would have resulted in a higher interest rate for such period, automatically and immediately without the necessity of any demand or notice by Agent or any other affirmative act of any party, the interest accrued on the applicable outstanding Revolving Advances for such period under the provisions of this Agreement and the Other Documents shall be deemed to be retroactively increased by, and Borrowers shall be obligated to immediately pay to Agent for the ratable benefit of Lenders an amount equal to the excess of the amount of interest that should have been paid for such period over the amount of interest actually paid for such period; and (ii) if the proper calculation of the TTM EBITDA would have resulted in a lower interest rate for such period, then the interest accrued on the applicable outstanding Revolving Advances for such period under the provisions of this Agreement and the Other Documents shall be deemed to be retroactively decreased by, and Agent and Lenders shall apply a credit to Borrowers’ account in an amount equal to the excess of the amount of interest that was actually paid for such period over the amount of interest that should have been paid for such period; provided, that, if as a result of any restatement or other event or other determination by Agent a proper calculation of the TTM EBITDA would have resulted in a higher interest rate for one or more periods and a lower interest rate for one or more other periods (due to the shifting of income or expenses from one period to another period or any other reason), then the amount payable by Borrowers pursuant to clause (i) above shall be based upon the excess, if any, of the amount of interest that should have been paid for all applicable periods over the amounts of interest actually paid for such periods.

“Term Loan Priority Collateral” shall have the meaning assigned to it in the Intercreditor Agreement.

“TTM EBITDA” shall mean as of the date of any determination, EBITDA for the trailing twelve month period.

(b)          Section 1.2 of the Loan Agreement shall be amended by deleting the following definitions in their entirety and replacing them as follows:

“Debt Payments” shall mean and include, without duplication, (a) all cash actually expended by any Borrower to make interest payments on any Advances hereunder, plus (b) all cash actually expended by any Borrower to make payments on Capitalized Lease Obligations, plus (c) scheduled principal payments on the Term Loan, plus (d) all cash actually expended by any Borrower to make payments with respect to any other Indebtedness for borrowed money (other than in respect of Revolving Advances), including without limitation, any scheduled payments on the GACP Term Loan.

4

“MA Personal Property” shall mean all of Borrowers’ and Norwell’s fixtures, machinery or Equipment (and other property used solely in connection therewith) located at 2 Bert Drive #4, West Bridgewater, Massachusetts. For the avoidance of doubt, MA Personal Property shall not include any Term Loan Priority Collateral.

“Permitted Encumbrances” shall mean: (a) Liens in favor of Agent for the benefit of Agent and Lenders; (b) Liens for taxes, assessments or other governmental charges not delinquent for a period of more than 10 days or being Properly Contested, or for property taxes on property the Borrower or any Subsidiary has determined to abandon if the sole recourse for such tax, assessment, charge, levy or claim is to such property; (c) Liens disclosed on Schedule 1.2, provided that such Liens shall secure only those obligations which they secure on the Closing Date and shall not subsequently apply to any other property or assets of any Borrower other than the property and assets to which they apply as of the Closing Date (other than accessions thereto, improvements thereon and proceeds thereof); (d) deposits or pledges to secure obligations under worker's compensation, social security or similar laws, or under unemployment insurance, other than any Lien imposed by ERISA; (e) deposits or pledges to secure bids, tenders, contracts (other than contracts for the payment of money), leases, statutory obligations, surety and appeal bonds and other obligations of like nature arising in the Ordinary Course of Business; (f) Liens arising by virtue of the rendition, entry or issuance against any Borrower or any Subsidiary, or any property of any Borrower or any Subsidiary, of any judgment, writ, order, or decree for so long as each such Lien (I) is in existence for less than 20 consecutive days after it first arises or is being Properly Contested and (II) is at all times junior in priority to any Liens in favor of Agent; (g) mechanics', workers', materialmen’s, carriers’, repairmen's or other like Liens arising by operation of law or in the Ordinary Course of Business with respect to obligations which are not yet overdue for a period of more than 10 days or which are being Properly Contested; (h) Liens placed upon fixed or capital assets now existing or hereafter acquired to secure a portion of the purchase price thereof, provided that (I) any such lien shall not encumber any other property of any Borrower (other than accessions thereto, improvements thereon and proceeds thereof) and (II) the aggregate amount of Indebtedness secured by such Liens incurred as a result of such purchases during any fiscal year shall not exceed the amount provided for in Section 7.8(iv); (i) minor survey exceptions, minor encumbrances, ground leases, easements or reservations of, or rights of others for, licenses, rights-of-way, servitudes, sewers, electric lines, drains, telegraph and telephone and cable television lines, gas and oil pipelines and other similar purposes, or zoning, building codes or other restrictions (including without limitation, minor defects or irregularities in title and similar encumbrances), which do not in the aggregate interfere in any material respect with the Ordinary Course of Business of the Borrowers and their Subsidiaries; (j) any exceptions listed on Schedule B of the title insurance policies delivered to and accepted by, Agent and the Lenders under Section 8.1(f); (k) licenses, sublicenses or any other rights granted with respect to Intellectual Property in the Ordinary Course of Business; (1) leases, subleases, licenses or sublicenses granted to others in the ordinary course of business which do not materially interfere with the ordinary conduct of the business; (m) Landlords’ and lessors’ statutory Liens; (n) Liens arising solely by virtue of any statutory or common law provisions relating to banker’s liens, rights of setoff or similar rights and remedies as to deposit accounts or other funds maintained with depository institutions; (o) Liens arising from precautionary Uniform Commercial Code filings regarding “true” operating leases or, to the extent permitted under this Agreement, the consignment of goods to a Borrower or a Guarantor; (p) Liens in favor of customs and revenues authorities imposed by applicable Law arising in the ordinary course of business in connection with the importation of goods; (q) Liens securing Indebtedness permitted by Section 7.8(v) or Section 7.8(vi); (s) restrictive covenants affecting the use to which real property may be put; provided that the covenants are complied with; (t) zoning by-laws and other land use restrictions, including, without limitation, site plan agreements, development agreements and contract zoning agreements; (u) Liens that are junior to the liens in favor of Agent securing indebtedness in an amount not to exceed $500,000; (v) Liens disclosed on Schedule 1.2 in favor of any credit card processor arising in the Ordinary Course of Business under the applicable credit card arrangement and solely with respect to (i) any items returned by a Customer who purchased such items thereunder, (ii) any reserve accounts established pursuant thereto or (iii) set off rights in favor of the applicable credit card processor solely relating to any payments due to any Borrower thereunder; (w) Liens on products purchased from T-Mobile securing repayment of the obligations to T-Mobile under that certain ShopNBC T-Mobile vendor contract which amount shall not exceed the T-Mobile Reserve; and (z) Liens in favor of GACP Term Loan Lender in accordance with the GACP Loan Documents and the Intercreditor Agreement.

“Revolving Interest Rate” shall mean, (a) with respect to Domestic Rate Loans, an interest rate per annum equal to the sum of the Revolving Applicable Margin plus the Alternate Base Rate, and (b) with respect to Eurodollar Rate Loans, an interest rate per annum equal to the sum of the Revolving Applicable Margin plus the Eurodollar Rate.

5

(c)          Section 2.21(a) of the Loan Agreement shall be deleted in its entirety and replaced as follows:

(a)          Subject to Section 4.3 hereof, when any Borrower sells or otherwise disposes of any Collateral other than (w) Inventory in the Ordinary Course of Business, (x) licenses of Intellectual Property granted in the Ordinary Course of Business, (y) Term Loan Priority Collateral and (z) Collateral the proceeds of which are required to mandatorily prepay the GACP Term Loan pursuant to Section 2.3 of the GACP Loan Agreement (subject to the prior right of repayment or prepayment of the Obligations under this Agreement), Borrowers shall cause (i) other than as required by Section 2.21(a)(ii) below, the net cash proceeds (i.e., gross cash proceeds less the reasonable costs of such sales or other dispositions) received in connection with such sale or disposition of PNC Credit Priority Collateral to be remitted to the Agent to be applied to the outstanding Obligations in Agent’s Permitted Discretion and (ii) fifty percent (50%) of the net proceeds of the sale of the Borrowers’ MA Personal Property to be applied to the outstanding principal installments of the Term Loan in the inverse order of the maturities thereof and the balance to be applied to the outstanding Revolving Advances. The foregoing shall not be deemed to be implied consent to any such sale otherwise prohibited by the terms and conditions hereof

(d)          A new Section 2.21(d) shall be added to the Loan Agreement as follows:

(d)          Nothing herein shall restrict the Borrowers’ ability to make and GACP Agent and GACP Term Loan Lender to receive and retain, payments of principal (scheduled and mandatory and to the extent PNC Agent has given consent, voluntary), interest, fees, costs and other Term Loan Obligations (as defined in the Intercreditor Agreement) in accordance with the terms of the GACP Loan Agreement (as in effect on the date hereof). For the avoidance of doubt, Term Loan Priority Collateral and proceeds thereof shall be remitted to the payment of loans and obligations under the GACP Loan Agreement.

(e)          Section 4.3 of the Loan Agreement shall be deleted in its entirety and replaced as follows:

6

4.3           Disposition of Collateral. Each Borrower will take such actions as the Agent may in its reasonable judgment deem necessary or appropriate in order to safeguard and protect all Collateral for Agent’s general account and make no disposition thereof whether by sale, lease or otherwise except (a) the sale of Inventory in the Ordinary Course of Business, (b) the disposition, sale or transfer of obsolete and worn-out Equipment in the Ordinary Course of Business during any fiscal year having an aggregate fair market value of not more than $500,000 and only to the extent that (i) the net cash proceeds of any such disposition are used to acquire replacement Equipment which is subject to Agent’s first priority security interest or (ii) the net cash proceeds of which are remitted to Agent to be applied pursuant to Section 2.21, (c) the sale of any or all of the MA Personal Property in a single or multiple transactions to the extent that one hundred percent (100%) of the net cash proceeds of any such sale or lease are remitted to Agent to be applied pursuant to Section 2.21(a), and (d) the sale or other disposition of the Term Loan Priority Collateral that is permitted under the terms of the GACP Loan Agreement.

(f)          Section 4.15(h) of the Loan Agreement shall be deleted in its entirety and replaced as follows:

(h)          Establishment of a Lockbox Account, Dominion Account. Subject to the terms of the Intercreditor Agreement, all proceeds of Collateral (other than Term Loan Priority Collateral), shall be deposited by Borrowers into either (i) a lockbox account, dominion account or such other “blocked account” (such accounts, together with the Private Bank Account, defined below, the “Blocked Accounts”) established at a bank or banks (each such bank, a “Blocked Account Bank”) pursuant to an arrangement with such Blocked Account Bank as may be selected by Borrowing Agent and be acceptable to Agent or (ii) depository accounts (“Depository Accounts”) established at the Agent for the deposit of such proceeds. Each applicable Borrower, Agent and each Blocked Account Bank shall enter into a deposit account control agreement in form and substance satisfactory to Agent directing that upon the delivery of a notice (the “Trigger Notice”) from Agent to such Blocked Account Bank (which Trigger Notice may be delivered at any time (x) on or after any date on which Borrowers’ Undrawn Availability is less than $18,000,000 or (y) upon or after the occurrence and during the continuance of a Default or Event of Default), such Blocked Account Bank shall transfer such funds so deposited to Agent, either to any account maintained by Agent at said Blocked Account Bank or by wire transfer to appropriate account(s) of Agent. All funds deposited in such Blocked Accounts (other than identifiable proceeds of Term Loan Priority Collateral) shall immediately become the property of Agent upon the delivery of the Trigger Notice, and Borrowing Agent shall use its commercially reasonable efforts to obtain the agreement by such Blocked Account Bank to waive any offset rights against the funds so deposited. At all times following the delivery of a Trigger Notice all funds on deposit in the Blocked Accounts and/or Depository Accounts (other than identifiable proceeds of Term Loan Priority Collateral) shall be applied to reduce the outstanding Obligations in the order determined by Agent. Neither Agent nor any Lender assumes any responsibility for such blocked account arrangement, including any claim of accord and satisfaction or release with respect to deposits accepted by any Blocked Account Bank thereunder. Notwithstanding anything to the contrary above, Borrowers may maintain a deposit account at The PrivateBank and Trust Company (“Private Bank Account”) so long as (i) the account is subject to a springing deposit account control agreement in favor of Agent and which can be effected by delivery of a Trigger Notice, (ii) the account does not hold more than the lesser of 20% of available unrestricted cash of Borrowers or $4,000,000, (iii) the account may not be used to make disbursements, and (iv) Agent shall be notified of any deposits or withdraws from the account. All deposit accounts and investment accounts of each Borrower and its Subsidiaries are set forth on Schedule 4.15(h).

7

(g)          Sections 6.5(a) and (b) of the Loan Agreement shall be deleted in their entirety and replaced as follows:

(a)          Fixed Charge Coverage Ratio. If at any time during any fiscal quarter commencing with the fiscal quarter ending on or about January 31, 2016 or during any fiscal quarter thereafter, (i) an Event of Default is continuing or (ii) Borrowers' Undrawn Availability is equal to or less than $18,000,000, cause to be maintained as of the end of the fiscal quarter immediately prior to the fiscal quarter during which Borrowers’ Undrawn Availability was less than the foregoing amount or during which such Event of Default occurred and as of the end of each fiscal quarter thereafter until such Event of Default is waived or Undrawn Availability at all times during a subsequent fiscal quarter is not less than $18,000,000, a Fixed Charge Coverage Ratio of not less than 1.1 to 1.0, measured in each case on a trailing four (4) quarter basis.

(b)          Minimum EBITDA. If at any time during any fiscal quarter commencing with the fiscal quarter ending on or about January 31, 2016 or during any fiscal quarter thereafter, (i) an Event of Default is continuing or (ii) Borrowers’ Undrawn Availability is equal to or less than $18,000,000, cause to be achieved a minimum EBITDA of not less than the following amounts as of the end of the fiscal quarter immediately prior to the fiscal quarter during which Borrowers’ Undrawn Availability was less than the foregoing amount or during which such Event of Default occurred and as of the end of each fiscal quarter thereafter until such Event of Default is waived or Undrawn Availability at all times during a subsequent fiscal quarter is not less than $18,000,000 (in each case to be tested for the four quarter period then ending on or about the date specified below):

Quarters Ending	Amount
January 31, 2015, April 30, 2015, July 31, 2015, October 31, 2015	$10,000,000
January 31, 2016, April 30, 2016, July 31, 2016, October 31, 2016	$10,000,000
January 31, 2017, April 30, 2017, July 31, 2017, October 31, 2017	$22,000,000
January 31, 2018 and thereafter	$27,000,000

(h)          Section 7.8 of the Loan Agreement shall be deleted in its entirety and replaced as follows:

8

7.8.          Indebtedness. Create, incur, assume or suffer to exist any Indebtedness (exclusive of trade debt) except in respect of: (i) Indebtedness to Lenders; (ii) Indebtedness outstanding on the date hereof and listed on Schedule 7.8 and any refinancings, refundings, renewals or extensions thereof; provided that (x) the amount of such Indebtedness is not increased at the time of such refinancing, refunding, renewal or extension except by an amount equal to a reasonable premium or other reasonable amount paid, and fees and expenses reasonably incurred, in connection with such refinancing and by an amount equal to any existing commitments unutilized thereunder, and the direct or contingent obligor with respect thereto is not changed as a result of or in connection with such refinancing, refunding, renewal or extension, (y) the result of such extension, renewal or replacement shall not be an earlier maturity date or decreased weighted average life of such Indebtedness, and (z) the terms relating to principal amount, amortization, maturity, collateral (if any) and subordination (if any), and other material terms taken as a whole, of any such refinancing, refunding, renewing or extending Indebtedness, and of any agreement entered into and of any instrument issued in connection therewith, are no less favorable in any material respect to the Borrowers or the Lenders than the terms of any agreement or instrument governing the Indebtedness being refinanced, refunded, renewed or extended and the interest rate applicable to any such refinancing, refunding, renewing or extending Indebtedness does not exceed the then applicable market interest rate; (iii) Indebtedness of any Borrower owing to any other Borrower or Guarantor existing on the Closing Date; (iv) purchase money Indebtedness of any Borrower to finance the acquisition of any fixed or capital assets, including Capitalized Lease Obligations, and any Indebtedness assumed in connection with the acquisition of any such assets or secured by a Lien on any such assets prior to the acquisition thereof, and extensions, renewals and replacements of any such Indebtedness that do not increase the outstanding principal amount thereof or result in an earlier maturity date or decreased weighted average life thereof provided that the terms relating to principal amount, amortization, maturity, collateral (if any) and subordination (if any), and other material terms taken as a whole, of any such refinancing, refunding, renewing or extending Indebtedness, and of any agreement entered into and of any instrument issued in connection therewith, are no less favorable in any material respect to the Borrowers or the Lenders than the terms of any agreement or instrument governing the Indebtedness being refinanced, refunded, renewed or extended and the interest rate applicable to any such refinancing, refunding, renewing or extending Indebtedness does not exceed the then applicable market interest rate, provided, however, that the aggregate principal amount of Indebtedness permitted by this clause (iv) shall not exceed $1,000,000 at any time outstanding and further provided that, if requested by the Agent, the Borrowers shall use commercially reasonable efforts to cause the holders of such Indebtedness to enter into a customary collateral access agreement on terms reasonably satisfactory to the Agent; (v) obligations (contingent or otherwise) of any Borrower existing or arising under any Lender Provided Interest Rate Hedge; (vi) Indebtedness for reimbursement obligations related to (x) a standby letter of credit for the benefit of CIT Group for credit enhancement and secured by cash collateral of Evine; (y) a cash collateral account securing Evine’s obligations under its corporate policy and travel credit card programs; and (z) a cash collateral account as security for obligations owed to Rosenthal & Rosenthal, Inc.; provided that the maximum aggregate Indebtedness outstanding under the foregoing clauses (x) through (z) shall not exceed the aggregate amount of such Indebtedness outstanding on the Closing Date plus $2,000,000; (vii) Indebtedness for reimbursement obligations related to commercial letters of credit issued by Bank of America, N.A. or any other issuer and secured by cash collateral of Evine and other letters of credit not described in clause (vi) above in an aggregate amount for all of the letters of credit described in this clause (vii) not to exceed $2,500,000; (viii) other unsecured Indebtedness in an amount not to exceed $500,000 in the aggregate at any time outstanding; and (ix) Indebtedness due under the GACP Loan Documents, so long as the Intercreditor Agreement remains in effect.

(i)          Section 7.17 of the Loan Agreement shall de deleted in its entirety and replaced as follows:

7.17.    Prepayment of Indebtedness. At any time, directly or indirectly, prepay any Indebtedness (other than to Lenders or a Borrower), or repurchase, redeem, retire or otherwise acquire any Indebtedness (other than the Obligations or Indebtedness owing to another Borrower) of any Borrower, except (a) refinancings and refundings of such Indebtedness to the extent permitted pursuant to this Agreement, (b) payments in the form of Equity Interests (other than Disqualified Stock) of ValueVision and (c) subject to the terms of the Intercreditor Agreement, any refinancing of or other prepayments in respect of the GACP Term Loan.

9

(j)           A new Section 10.22 shall be added to the Loan Agreement as follows:

10.22     GACP Loan Documents Default. An event of default has occurred under the GACP Loan Documents, which default shall not have been cured or waived within any applicable grace period, or if any Person party to a Intercreditor Agreement breaches or violates, or attempts to terminate or challenge the validity of, such agreement.

(k)          A new Section 11.6 shall be added to the Loan Agreement as follows:

11.6       Intercreditor Agreement. In the event of any conflict between the terms of the Intercreditor Agreement and this Agreement or Other Documents, the terms of the Intercreditor Agreement shall govern and control.

3.          Representations and Warranties. Each of the Borrowers hereby:

(a)          reaffirms all representations and warranties made to Agent and Lenders under the Loan Agreement and all of the other Existing Financing Agreements and confirms that after giving effect to any updated schedules all are true and correct in all material respects as of the date hereof (except to the extent any such representations and warranties specifically relate to a specific date, in which case such representations and warranties were true and correct in all material respects on and as of such other specific date);

(b)          reaffirms all of the covenants contained in the Loan Agreement, covenants to abide thereby until all Advances, Obligations and other liabilities of Borrowers and Guarantor to Agent and Lenders under the Loan Agreement of whatever nature and whenever incurred, are satisfied and/or released by Agent and Lenders;

(c)          represents and warrants that no Default or Event of Default has occurred and is continuing under any of the Existing Financing Agreements;

(d)          represents and warrants that it has the authority and legal right to execute, deliver and carry out the terms of this Amendment, that such actions were duly authorized by all necessary limited liability company or corporate action, as applicable, and that the officers executing this Amendment on its behalf were similarly authorized and empowered, and that this Amendment does not contravene any provisions of its certificate of incorporation or formation, operating agreement, bylaws, or other formation documents, as applicable, or of any contract or agreement to which it is a party or by which any of its properties are bound; and

(e)          represents and warrants that this Amendment and all assignments, instruments, documents, and agreements executed and delivered in connection herewith, are valid, binding and enforceable in accordance with their respective terms, except as such enforceability may be limited by any applicable bankruptcy, insolvency, moratorium or similar laws affecting creditors’ rights generally.

10

4.          Conditions Precedent/Effectiveness Conditions. This Amendment shall be effective upon the occurrence of the following conditions precedent, each in form and substance satisfactory to Agent (the “Effective Date”):

(a)          Agent’s receipt of this Amendment fully executed by the Borrowers;

(b)          Agent’s receipt of the Intercreditor Agreement fully executed by GACP Term Loan Lenders and the Borrowers;

(c)          Agent’s receipt of the GACP Term Loan Debt documents and all related agreements, documents and instruments fully executed by GACP Term Loan Lenders and the Borrowers;

(d)          Borrowers’ receipt of the GACP Term Loan;

(e)          Agent’s receipt of such other documents as Agent or counsel to Agent may reasonably request.

5.          Further Assurances. Each of the Borrowers hereby agrees to take all such actions and to execute and/or deliver to Agent and Lenders all such documents, assignments, financing statements and other documents, as Agent and Lenders may reasonably require from time to time, to effectuate and implement the purposes of this Amendment.

6.          Payment of Expenses. Borrowers shall pay or reimburse Agent and Lenders for its reasonable attorneys’ fees and expenses in connection with the preparation, negotiation and execution of this Amendment and the documents provided for herein or related hereto.

7.          Reaffirmation of Loan Agreement. Except as modified by the terms hereof, all of the terms and conditions of the Loan Agreement, as amended, and all other of the Existing Financing Agreements are hereby reaffirmed and shall continue in full force and effect as therein written.

8.          [Reserved].

9.          Miscellaneous.

(a)          Third Party Rights. No rights are intended to be created hereunder for the benefit of any third party donee, creditor, or incidental beneficiary.

(b)          Headings. The headings of any paragraph of this Amendment are for convenience only and shall not be used to interpret any provision hereof.

(c)          Modifications. No modification hereof or any agreement referred to herein shall be binding or enforceable unless in writing and signed on behalf of the party against whom enforcement is sought.

11

(d)          Governing Law. This Amendment shall be governed by and construed in accordance with the laws of the State of New York applied to contracts to be performed wholly within the State of New York.

(e)          Counterparts. This Amendment may be executed in any number of and by different parties hereto on separate counterparts, all of which, when so executed, shall be deemed an original, but all such counterparts shall constitute one and the same agreement. Any signature delivered by a party by facsimile transmission or PDF shall be deemed to be an original signature hereto.

12

IN WITNESS WHEREOF, the parties have caused this Amendment to be executed and delivered by their duly authorized officers as of the date first above written.

BORROWERS:	EVINE LIVE INC.

By:
	Name:	Timothy Peterman
	Title:	Chief Financial Officer

VALUEVISION INTERACTIVE, INC.

By:
	Name:	Timothy Peterman
	Title:	Chief Financial Officer

VVI FULFILLMENT CENTER, INC.

By:
	Name:	Timothy Peterman
	Title:	Chief Financial Officer

VALUEVISION MEDIA ACQUISITIONS, INC.

By:
	Name:	Timothy Peterman
	Title:	Chief Financial Officer

VALUEVISION RETAIL, INC.

By:
	Name:	Timothy Peterman
	Title:	Chief Financial Officer

NORWELL TELEVISION, LLC

By:
	Name:	Timothy Peterman
	Title:	Chief Financial Officer

[Signature Page to sixth Amendment To Revolving Credit, TERM LOAN and Security Agreement]

AGENT:	PNC BANK, NATIONAL ASSOCIATION, as Lender and as Agent

By:
Sherry Winick, Vice President

Address: 200 South Wacker Drive, Suite 600
Chicago, Illinois 60606

LENDERS:	PNC BANK, NATIONAL ASSOCIATION, as Lender and as Agent

By:
Sherry Winick, Vice President

Revolving Commitment Percentage: 77.0%
Term Loan Commitment Percentage: 77.0%

THE PRIVATEBANK AND TRUST COMPANY, as Lender

By:
Name:
Title:

Revolving Commitment Percentage: 23.0%
Term Loan Commitment Percentage: 23.0%

[Signature Page to sixth Amendment To Revolving Credit, TERM LOAN and Security Agreement]